Page 1

                       EATON CORPORATION

                         EXHIBIT INDEX

Regulation S-K,
Item 601 - Exhibit
Reference Number                   Exhibit
- ----------------                   -------

        4             Pursuant to Regulation S-K
                      Item 601 (b)(4), the Company
                      agrees to furnish to the
                      Commission, upon request, a copy
                      of the instruments defining
                      the rights of holders of long-term
                      debt of the Company and its
                      subsidiaries.

       11             Computations of net income per
                      Common Share can be determined from
                      the Statements of Consolidated Income
                      on page 3 and the footnote "Net Income
                      per Common Share" on page 5.

       27             See Financial Data Schedule attached